Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI COMPLETES OFFERING OF SENIOR NOTES DUE 2024

Phoenix, AZ – May 10, 2016 – Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company”) today announced that it has completed its offering of $250 million aggregate principal amount of 5.875% Senior Notes due 2024 in a private offering. The Company used the proceeds of the offering to redeem the Company’s 7.875% senior notes due 2020 which were originally issued in November 2010, to repay a portion of the indebtedness outstanding under its asset-based revolving credit facility, and to pay fees and expenses related to the offering.

“This opportunistic refinancing of our senior notes enables us to reduce our overall cost of capital and extends the maturity of a sizeable portion of our outstanding debt,” Mark Funk, Mobile Mini’s Executive Vice President and Chief Financial Officer, remarked. “Together with our recently refinanced $1.0 billion credit facility, this offering enhances our financial flexibility and positions Mobile Mini to invest in the continuing growth of our business.”

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total rental fleet of approximately 206,100 portable storage containers and office units. Through its wholly-owned subsidiary, Evergreen Tank Solutions, Mobile Mini is also a leading provider of specialty containment solutions in the U.S., with a rental fleet of approximately 11,900 units. Mobile Mini’s network is comprised of 159 locations in the U.S., U.K., and Canada. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to our expectations regarding continued growth and savings, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & Chief Financial Officer Mobile Mini, Inc. (602) 308-3879		The Equity Group Inc. Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609